PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS FIRST QUARTER 2008 RESULTS

DALLAS, TEXAS . . . May 6, 2008 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $40.3 million, or $0.22 per diluted share, for the quarter ended March 31, 2008, compared to $75.0 million, or $0.41 per diluted share, for the quarter ended March 31, 2007.

The Company’s net sales were $293.7 million during the first quarter of 2008 compared to $341.7 million during the first quarter of 2007.  Over the past year, increases in global titanium sponge capacity and manufacturing activity for titanium products have increased availability of titanium sponge and scrap, which has resulted in declining costs for these raw materials.  This recent decline in raw material costs, in turn, has contributed to lower selling prices for TIMET’s products due in part to raw material indexed pricing adjustments under certain of the Company’s long-term agreements, as well as contributing to lower selling prices for our non-contract sales volumes.

Various adjustments and delays in the build-out schedules of certain commercial aircraft have also contributed to near-term demand changes, impacting sales volumes and selling prices for titanium products during the first quarter of 2008 compared to the first quarter of 2007.  The Company continues to emphasize selling higher grades of melted and mill products, which are generally less susceptible to pricing pressures resulting from demand fluctuations.  As a result of these factors, the Company’s net sales volume for melted products declined 18% for the first quarter of 2008 compared to the same period in 2007, whereas the Company’s net sales volume for mill products only declined 4% over the same periods.  Although the Company believes long-term demand trends continue to be favorable, recently announced changes in the production schedule for the Boeing 787 DreamlinerTM are expected to impact customer inventory levels and product mix and contribute to additional fluctuations in demand over the near term.

Operating income for the first quarter of 2008 was $62.8 million compared to $116.2 million during the same period in 2007.  Operating income was negatively affected by fluctuations in demand as well as increased costs of raw materials.  Although the Company’s cost of purchased titanium sponge and scrap declined during the latter part of 2007 and the first quarter of 2008, indexed pricing adjustments in certain long-term customer supply agreements typically precede the realization of lower product cost of sales due to the length of the manufacturing cycle for the production of melted and mill products.

The Company’s sales order backlog at the end of March 2008 was $0.9 billion compared to $1.0 billion at the end of December 2007.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “While our results of operations in the first quarter of 2008 were below the record levels achieved in 2007, the long-term outlook for our business and the industry as a whole remain strong and we expect that future demand in all major market sectors will accelerate. We also believe the global commercial aerospace market will continue its long-term upward trend with the manufacture of new generation aircraft which require the use of significantly higher percentages of titanium.

“The effect of industry capacity expansions currently underway, together with recently announced revisions in the production schedule for the Boeing 787 DreamlinerTM and adjustments and delays in certain other commercial aircraft build-out schedules, have contributed to volatility in the overall market demand for aerospace products.  We have been successful over the last two years in establishing significant flexibility and cost advantages in our entire manufacturing process.  With our continuing strong positive cash flow and no debt, we believe TIMET is well positioned to capitalize on future opportunities.  Additionally, we believe that we are well positioned to respond to industry demand fluctuations in a timely and cost-efficient manner because we have assured and flexible availability of raw material supplies and conversion services, that includes a balance of internal resources and committed third party long-term supply and conversion services agreements.  We also have secured our position in key market sectors, such as the global aerospace jet engine market, through previously announced long-term customer agreements.  We continue to pursue strategic plans that focus on anticipated long-term favorable trends in demand by expanding our productive capacity, with a focus on additional opportunities to improve our operating flexibility, efficiency and cost structure.”

The financial information contained in this release is subject to future correction and revision and the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 with the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the SEC.

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in the Company’s other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended March 31,
	2007	2008

Net sales	$341.7	$293.7
Cost of sales	208.3	212.6

Gross margin	133.4	81.1

Selling, general, administrative and development expense	17.3	17.2
Other income (expense), net	0.1	(1.1)

Operating income	116.2	62.8

Other non-operating expense, net	0.2	2.1

Income before income taxes and minority interest	116.0	60.7

Provision for income taxes	36.4	17.9
Minority interest in after-tax earnings	3.2	2.4

Net income	76.4	40.4

Dividends on Series A Preferred Stock	1.4	0.1

Net income attributable to common stockholders	$75.0	$40.3

Earnings per share attributable to common stockholders:
Basic	$0.46	$0.22
Diluted	$0.41	$0.22

Weighted average shares outstanding:
Basic	161.7	182.6
Diluted	184.2	183.9

Melted product shipments:
Volume (metric tons)	1,330	1,095
Average selling price (per kilogram)	$44.45	$30.70

Mill product shipments:
Volume (metric tons)	3,720	3,570
Average selling price (per kilogram)	$67.20	$64.30